Exhibit 2

COLUMBIA ACORN TRUST

COLUMBIA CREDIT INCOME OPPORTUNTIES FUND

COLUMBIA ETF TRUST I

COLUMBIA ETF TRUST II

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST II

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH

FUND, INC.

TRI-CONTINENTAL CORPORATION

WANGER ADVISORS TRUST (to be known as COLUMBIA FUNDS VARIABLE SERIES TRUST)

VOTED:

That the New Fund’s participation in the joint fidelity bond be, and it hereby is, approved; and that the officers of the New Fund be, and they hereby are, authorized to cause the New Fund to enter into the most recent agreement among the covered parties providing for the sharing of premiums payable under the joint fidelity bond.